June 30, 2015

Alexion Pharmaceuticals, Inc.
352 Knotter Drive
Cheshire, Connecticut 06410
Attn: John B. Moriarty, Jr.
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed by Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration of 17,592,438 shares of Common Stock, $0.001 par value (the “Shares”). Of such Shares, 1,000,000 are issuable under the Company’s 2015 Employee Stock Purchase Plan (the “ESPP”), and 16,592,438 are issuable under the Company’s Amended and Restated 2004 Incentive Plan (the “2004 Plan” and, together with the ESPP, the “Plans”).
We are familiar with the actions taken by the Company in connection with the adoption of the Plans. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the ESSP or 2004 Plan, as applicable, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Act or the rules and regulations thereunder.
Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP